Exhibit 10.2

BROADRIDGE FINANCIAL SOLUTIONS, INC.
2018 OMNIBUS AWARD PLAN
DEFERRED STOCK UNIT AWARD AGREEMENT
FOR U.S. NON-EMPLOYEE DIRECTORS

On [GRANT DATE], BROADRIDGE FINANCIAL SOLUTIONS, INC. (“Broadridge” or the “Company”) granted to [NAME] (the “Participant”), pursuant to the Broadridge 2018 Omnibus Award Plan (the “Plan”), Deferred Stock Units (“Units”) of the Company, by action of the Compensation Committee of the Board of Directors of the Company, subject to the terms and conditions of this Deferred Stock Unit Award Agreement (the “Award Agreement”). Capitalized terms in this Award Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan.

1.Number of Units. The number of Units granted is [GRANT AMOUNT] Units. The number of Units granted is equal to the number shown on the Participant’s Online Grant Acceptance page which is accessed through the Morgan Stanley StockPlan Connect website.

2.Value of the Unit. On any date, the value of each Unit shall equal the Fair Market Value of a share of the Company's Common Stock, par value $0.01 per share (“Stock”).

3.Vesting. The Units herein granted shall be vested in full upon grant.

4.Delivery of Stock. Subject to the terms and conditions herein, upon the Participant’s Separation From Service with the Company (within the meaning of Treas. Reg. Section 1.409A-1(h)), the Company shall issue and deliver, through an uncertificated book entry or similar method, to the Participant a number of shares of Stock without restrictions equal to the aggregate number of vested Units credited to the Participant. These shares will be registered in the name of the Participant for such Stock and subject to any applicable withholding.

5.Purchase Price. The full price for each of the shares of Stock subject to the Units granted herein shall be $0.00.

6.Dividend Equivalents. As of each date on which a cash dividend is paid on the Stock, the number of Units subject to this Deferred Stock Unit award shall be increased by that number of Units (with fractional Units rounded down to the nearest whole Unit) determined by (i): multiplying the amount of such dividend (per share) by the number of unpaid Units subject to this Deferred Stock Unit Award immediately before the payment of the dividend; and (ii) dividing the total so determined by the Fair Market Value as defined in the Plan of a share of Stock on the date of payment of such cash dividend. Such additional Units shall have the same terms and conditions, including, without limitation, vesting and distribution terms and conditions, as the Units in respect of which they were awarded.

7.No Stockholder Rights. The Participant will have no rights as a stockholder with regard to the Units prior to distribution of the Stock subject to the Units.

8.Non-Transferability. The Units herein granted are non-assignable and non-transferable, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, permit the transfer of the Units to the extent such transfer is allowed under the Plan.

9.Adjustment. The Units shall be subject to adjustment to the extent provided in Section 13 of the Plan.

10.Plan Controls. This Award Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Compensation Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. By accepting this Award Agreement, the Participant acknowledges having received or otherwise having been given access to, and read a copy of the Plan and agrees to comply with it, this Award Agreement and all applicable laws and regulations. If and to the extent that this Award Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Award Agreement shall be deemed to be modified accordingly. This Award Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

11.Data Privacy.

(a)Data Collection and Usage. The Company and the Employer collects, processes and uses certain personal information about the Participant, and persons closely associated with the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the legitimate purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Participant’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made.

(b)Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley Smith Barney LLC, an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and in which the Company currently does not participate with respect to employee data. The Company's legal basis, where required, for the transfer of Data is the Participant’s consent.

(d)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.

(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s salary from or employment and career with the Company will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award or other awards to the Participant or administer or maintain such awards.

(f)Declaration of Consent. By accepting the Units and indicating consent via the Company’s online acceptance procedure, the Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

(g)Alternative Basis for Data Processing and Transfer. The Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent form. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company (or any other acknowledgements, agreements or consents that may be required by the Company) that the Company may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company.

12.Uncertificated Book Entry. Notwithstanding anything else herein, to the extent permitted under applicable federal, state or local law, the Company may issue the shares of Stock pursuant to the Units in the form of uncertificated shares. Such uncertificated shares of Stock shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant.

13.Section 409A. Although the Company does not guarantee to the Participant any particular tax treatment relating to the Units, the Units provided hereunder are intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. Notwithstanding any provision to the contrary in this Agreement, if the Participant is deemed on the date of his or her Separation From Service with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any distribution of Stock that is considered deferred compensation under Section 409A of the Code payable on account of a Separation From Service that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such distribution shall be made on the date that is the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s Separation From Service, or (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all distributions delayed pursuant to this Section 13 shall be made to the Participant in a lump sum.

14.Governing Law; Amendment, Venue. It is understood and agreed that these Units have been granted pursuant to the Plan which shall be governed by, and construed in accordance with, the laws of the State of Delaware. The Compensation Committee may amend, suspend or terminate this Award Agreement subject to and in accordance with the terms of the Plan. For purposes of litigating any dispute concerning the grant of the Units or the Award Agreement, the Participant and the Company agree and consent to the exclusive jurisdiction of the State of New York, and agree that such litigation shall be conducted exclusively in the courts of Nassau County, New York or the federal courts for the United States for the Eastern District of New York, where this grant is made and/or to be performed.

15.Severability. Whenever feasible, each provision of this Award Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Award Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Award Agreement.

16.Successors and Assigns. Except as otherwise provided herein, this Award Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.

17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.Compliance with Laws and Regulations. Notwithstanding any other provisions of the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Participant understands that the Company will not be obligated to issue any shares of Stock pursuant to the Units if the issuance of such shares of Stock shall constitute a violation by the Participant or the Company of any provision of law or regulation of any governmental authority. Further, the Company may amend, suspend or terminate the Plan and the Award Agreement subject to and in accordance with the terms of the Plan, including but not limited to, the unilateral authority to amend the Plan and the Award Agreement without the Participant's consent to the extent necessary to comply with securities or other laws applicable to the Units or the issuance of shares of Stock. Any determination by the Company in this regard shall be final, binding and conclusive.

19.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the broker’s country, or the country in which the shares of Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Units), or rights linked to the value of shares of Stock during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the insider information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant is advised to speak to his or her personal advisor on this matter.

21.Waivers. The Participant acknowledges that a waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.

22.Acceptance of Award. The Participant shall indicate his or her acceptance of the Units in writing below.

By: _______________________________________
         Adam D. Amsterdam
               Corporate Vice President/General Counsel

Accepted By:

___________________________________________
[NAME OF DIRECTOR]

Date: ______________________________________